YOUR VOTE IS IMPORTANT - Please execute and return the
           enclosed proxy promptly, whether or not you plan to attend the T. Rowe Price Associates, Inc. Annual Meeting of Stockholders.



                                  T. ROWE PRICE
                                [CORPORATE LOGO]


                         T. ROWE PRICE ASSOCIATES, INC.
                              100 East Pratt Street
                            Baltimore, Maryland 21202


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 April 17, 1997


       Notice is hereby given that the Annual Meeting of Stockholders (the "Meeting") of T. Rowe Price Associates, Inc. (the "Company") will be held at the Renaissance Harborplace Hotel, 202 East Pratt Street, Baltimore, Maryland, 21202, on Thursday, April 17, 1997, at 10:00 a.m. for the following purposes:

       (1)   To elect fifteen directors of the Company; and
       (2) To consider and act upon such other business as may properly come before the Meeting or any adjournments or postponements thereof.

     February 14, 1997 was fixed by the Board of Directors as the record date for determination of stockholders entitled to notice of and to vote at the Meeting or any adjournments or postponements thereof.

                                     BY ORDER OF THE BOARD OF DIRECTORS

                                     Alvin M. Younger, Jr.
                                     Secretary

Baltimore, Maryland
March 7, 1997

                                 PROXY STATEMENT

                                  INTRODUCTION

     This proxy statement and the accompanying proxy are furnished to stockholders of T. Rowe Price Associates, Inc. (the "Company") in connection with the solicitation of proxies by the Company's Board of Directors to be used at the Annual Meeting of Stockholders (the "Meeting") described in the accompanying notice and at any adjournments or postponements thereof. The purpose of the Meeting is to elect directors of the Company and to consider and act upon such other business as may properly come before the Meeting or any adjournments or postponements thereof. This proxy statement and the accompanying notice of annual meeting and proxy and the Company's annual report to stockholders containing the Company's financial statements for the year ended December 31, 1996 are first being sent to stockholders on or about March 7, 1997.

     The record of stockholders entitled to notice of and to vote at the Meeting was taken as of the close of business on February 14, 1997. At that date there were outstanding and entitled to vote 57,752,569 shares of Common Stock, par value $.20 per share, held by approximately 2,600 stockholders of record. All share and per-share information included in this proxy statement has been adjusted for the two-for-one stock split effective at the close of business on April 30, 1996. In the election of directors, each share is entitled to cast one vote for each director to be elected; cumulative voting is not permitted. Directors are elected by a plurality of the votes cast by the holders of shares of Common Stock at a meeting at which a quorum is present. For purposes of the election of directors, abstentions and broker non-votes are not considered to be votes cast and do not affect the plurality vote required for directors. For any matter that may come before the meeting other than the election of directors, each share is entitled to one vote. The foregoing notwithstanding, Article EIGHTH, Section 3 of the charter of the Company limits the voting rights of certain persons and groups owning in excess of 15% of the Company's Common Stock. The Company does not believe that such provision will be applicable to any stockholders at the Meeting, but will apply such provision if circumstances require.

     The cost of soliciting proxies and preparing the proxy materials will be borne by the Company. In order to ensure that sufficient shares of Common Stock are represented at the Meeting, the Company has retained the services of Georgeson & Company, Inc. to assist it in soliciting proxies for a fee of $5,000 plus reimbursement for out-of-pocket expenses. The Company also will request securities brokers, custodians, nominees, and fiduciaries to forward solicitation material to the beneficial owners of stock held of record and will reimburse them for their reasonable out-of-pocket expenses in forwarding such solicitation material. In addition to solicitation of proxies by Georgeson & Company, Inc., proxies may be solicited personally or by telephone or telegram by directors, officers, and employees of the Company or its subsidiaries without additional compensation to them.

     The Board of Directors has selected James S. Riepe, George A. Roche and M. David Testa to act as proxies with full power of substitution. Any stockholder executing a proxy has the power to revoke the proxy at any time before it is voted by delivering to the Secretary of the Company a notice of revocation or a duly executed proxy bearing a later date. This right of revocation is not limited or subject to compliance with any formal procedure. Any stockholder may attend the Meeting and vote in person whether or not the stockholder has previously given a proxy, as long as the stockholder has filed a written notice of revocation with the Secretary. All notices of revocation should be sent to the attention of the Company Secretary: Alvin M. Younger, Jr., T. Rowe Price Associates, Inc., 100 East Pratt Street, Baltimore, MD 21202.


                              ELECTION OF DIRECTORS

     Effective at the time of the Meeting, the number of directors will be increased to 15 persons, and the entire Board of Directors will be elected to hold office until the next annual meeting of stockholders and until their respective successors are elected and have qualified. All of the nominees except Brian C. Rogers currently serve as directors of the Company. Mr. Rogers now serves as a managing director of the Company.

     It is intended that all properly executed proxies received in time to be duly presented at the Meeting, unless otherwise indicated, will be voted FOR the election of the persons named in the following table, to serve until the next annual meeting of stockholders and until their respective successors are elected and have qualified. If any nominee should become unable or unwilling to serve, the proxies will be voted FOR the election of such person as may be designated by the Board of Directors to replace such nominee.


Information Concerning Nominees

     The following table presents information concerning persons nominated by the Board of Directors for election as directors of the Company. Unless otherwise indicated, the nominees have been officers of the organizations named below as their principal occupations or of affiliated organizations for more than five years. Positions of the nominees as trustees, directors, or principal officers of the T. Rowe Price Mutual Funds (including those Funds organized as trusts and referred to herein as the "Price Funds") and of certain other affiliated registered investment companies are also indicated. Stock ownership information is reported as of the record date.

                      Age, principal occupation, directorships with public
                      companies, and beneficial ownership of Common Stock
Name of Nominee       (percent of class)
---------------       ------------------

George   J.  Collins  Mr.  Collins is 56 years old and has been a director of the Company since 1980, president and chief executive officer since 1984, a managing director since 1989, a vice president between 1975 and 1984, and an employee since 1971. He is a director or trustee of 20 equity and fixed income funds within the Price Funds. Of these, he is chairman of 10 funds. (2)(4)(5)
                      1,872,520 shares (3.16%)(6)

James E. Halbkat, Jr. Mr. Halbkat is 62 years old and has been a director of the Company since 1979. He is President of U.S. Monitor Corporation, a provider of public response systems.
                      (1)(3)(5)
                      26,000 shares * (7)

Henry H. Hopkins      Mr. Hopkins is 54 years old and has been a director of the
                      Company since 1987, a managing director since 1989, a vice president between 1976 and 1989, and an employee since
                      1972.
                      643,768 shares (1.09%) (8)

James A.C. Kennedy    Mr. Kennedy is 43 years old, has been a director of the
                      Company since 1996, director of the Equity Research
                      Division of the Company since 1987, a managing director of the Company since 1990, a vice president between 1981 and 1990, and an employee since 1978. He is a director of the Mid-Cap Growth Fund and president of New Age Media
                      Fund, Inc.
                      671,160 shares (1.13%) (9)

John H. Laporte       Mr. Laporte is 51 years old, has been a director of the
                      Company since 1996, a managing director of the Company since 1989, a vice president between 1978 and 1989, and an employee since 1976. He is a director of nine equity funds within the Price Funds. Of these, he is chairman of three funds and president of four funds.
                      1,019,732 shares (1.72%) (10)

Richard L. Menschel   Mr. Menschel is 63 years old and has been a director of
                      the Company since 1995. He is a limited partner of The
                      Goldman Sachs Group, L.P., an investment banking firm. (3)
                      4,000 shares * (11)


                                                    (see footnotes on page 6-7)

William T. Reynolds   Mr. Reynolds is 48 years old, has been a director of the
                      Company since 1996, director of the Fixed Income Division since 1994, a managing director of the Company since 1990, a vice president between 1983 and 1990, and an employee since 1981. He is a director or trustee of 10 fixed income funds within the Price Funds. He serves as chairman of four of these funds. He also is president of the High Yield Fund.
                      488,044 shares * (12)

James S. Riepe        Mr. Riepe is 53 years old and has been a director of the
                      Company since 1981, a managing director since 1989, a vice president between 1981 and 1989, and director of the Investment Services Division and an employee since 1981.
                      He is chairman of four of the 42 Price Funds on which he serves as a director or trustee and is chairman of New Age
                      Media Fund, Inc.  He is also a director of Rhone-Poulenc
                      Rorer, Inc., a pharmaceuticals company.
                      (2)(4)
                      1,380,978 shares (2.33%) (13)

George A. Roche       Mr. Roche is 55 years old and has been a director of the
                      Company since 1980, chief financial officer since 1984, a managing director since 1989, a vice president between 1973 and 1989, and an employee since 1968. Mr. Roche is the chief executive officer-designate of the Company. He is president and a director of the New Era Fund and serves as a director of two other Price funds. (2)(4)
                      1,483,192 shares (2.50%) (14)

Brian C. Rogers       Mr. Rogers is 41 years old, is a nominee for director, and has been a managing director of the Company since 1991, a vice president between 1985 and 1991, and an employee since 1982. He is president of the Equity Income Fund and Value Fund.
                      439,482 shares * (15)

John W. Rosenblum     Mr. Rosenblum is 53 years old and has been a director of
                      the Company since 1991. He is Dean of the Jepson School of Leadership Studies at the University of Richmond. From
                      1993 to 1996, he was the Tayloe Murphy Professor at the Darden Graduate School of Business Administration (the
                      "Darden School"), University of Virginia, and was Dean of

                                                    (see footnotes on page 6-7)
                      the Darden School from 1983 to 1993. He is also a director of Comdial Corp., a manufacturer of telephone systems for businesses; Cone Mills Corporation, a textiles producer; and Providence Journal Company, a publisher of newspapers and owner of broadcast television stations.
                      (1)(3) 10,000 shares * (16)

Robert L. Strickland  Mr. Strickland is 65 years old and has been a director of the Company since 1991. He is Chairman of Lowe's Companies, Inc., a retailer of specialty home supplies, and is a director of Hannaford Bros. Co., a food retailer.
                      (2)(3)
                      12,000 shares * (17)

M. David Testa       Mr. Testa is 52 years old and has been a director of the
                     Company since 1981, a managing director since 1989, a vice president between 1976 and 1989, and an employee since
                     1972.  Mr. Testa has also served as chairman of Rowe
                     Price-Fleming International, Inc. since 1982. He is chairman and president of the Growth Stock Fund and president and a director of the Institutional Equity Funds and Equity Series. He is also a director or trustee of 15 other Price Funds and serves as chairman of five of these Funds. (2)(4)(5)
                     778,974 shares (1.31%) (18)

Philip C. Walsh      Mr. Walsh is 75 years old and has been a director of the
                     Company since 1987. He is a retired mining industry executive. (3)(5)
                     12,000 shares * (19)

Anne Marie           Mrs. Whittemore is 50 years old and has been a director
Whittemore           of the Company since 1995.  She is a partner in the law
                     firm of McGuire, Woods, Battle & Boothe, L.L.P. and serves as a director of Owens & Minor, Inc., a distributor of medical and surgical supplies; USF&G Corporation, an insurance company; the James River Corporation of Virginia, a manufacturer of paper products; and Albemarle
                     Corporation, a manufacturer of specialty chemicals. (1)(3)
                     (4,400 shares * (20)

                                                    (see footnotes on page 6-7)

Beneficial ownership
of Common Stock by all
directors and executive
officers as a group
(18 persons)                       9,795,346 shares (16.53%) (21)

* Indicates holdings of less than 1 percent.

(1)  Member of the Audit Committee of the Board of Directors.

(2)  Member of the Executive Committee of the Board of Directors.

(3)  Member of the Executive Compensation Committee of the Board of Directors.

(4)  Member of the Management Committee of the Board of Directors.

(5)  Member of the Nominating Committee of the Board of Directors.

(6) Includes 141,200 shares which may be acquired by Mr. Collins within 60 days upon the exercise of stock options. Also includes 135,204 shares owned by a family member and as to which Mr. Collins disclaims beneficial ownership.

(7) Includes 8,000 shares which may be acquired by Mr. Halbkat within 60 days upon the exercise of stock options.

(8) Includes 120,800 shares which may be acquired by Mr. Hopkins within 60 days upon the exercise of stock options.


(9) Includes 201,912 shares which may be acquired by Mr. Kennedy within 60 days upon the exercise of stock options.

(10) Includes 181,700 shares which may be acquired by Mr. Laporte within 60 days upon the exercise of stock options. Also includes 100,000 shares owned by a member of Mr. Laporte's family and 76,992 shares held in trusts for members of Mr. Laporte's family, as to which Mr. Laporte disclaims beneficial ownership.

(11) Includes 4,000 shares which may be acquired by Mr. Menschel within 60 days upon the exercise of stock options.

(12) Includes 103,600 shares which may be acquired by Mr. Reynolds within 60 days upon the exercise of stock options. Also includes 10,550 shares owned by members of Mr. Reynolds' family, as to which Mr. Reynolds disclaims beneficial ownership.

(13) Includes 106,400 shares which may be acquired by Mr. Riepe within 60 days upon the exercise of stock options. Also includes 180,000 shares held by or in trusts for members of Mr. Riepe's family, as to which Mr. Riepe disclaims beneficial ownership, and 82,000 shares held in a charitable foundation for which Mr. Riepe has voting and disposition power.

(14) Includes 82,800 shares which may be acquired by Mr. Roche within 60 days upon the exercise of stock options, and 400,000 shares held by or in trusts for members of Mr. Roche's family and as to which Mr. Roche disclaims beneficial ownership.

(15) Includes 236,768 shares which may be acquired by Mr. Rogers within 60 days upon the exercise of stock options.

(16) Includes 8,000 shares which may be acquired by Mr. Rosenblum within 60 days upon the exercise of stock options.

(17) Includes 8,000 shares which may be acquired by Mr. Strickland within 60 days upon the exercise of stock options.

(18) Includes 89,300 shares which may be acquired by Mr. Testa within 60 days upon the exercise of stock options, and 120,000 shares held in trusts for members of Mr. Testa's family and as to which Mr. Testa disclaims beneficial ownership.

(19) Includes 8,000 shares which may be acquired by Mr. Walsh within 60 days upon the exercise of stock options.

(20) Includes 4,000 shares which may be acquired by Mrs. Whittemore within 60 days upon the exercise of stock options.

(21) Includes 1,516,644 shares which may be acquired by all directors and executive officers as a group within 60 days upon the exercise of stock options.

     Unless otherwise indicated in the foregoing notes, the individuals named above have sole voting and disposition powers over the shares beneficially owned by them.


Information Regarding the Board of Directors and Its Committees

     During 1996, there were seven meetings of the Board of Directors of the Company. Each director attended at least 75% of the combined total number of meetings of the Board and Board committees of which he or she was a member. The Board of Directors of the Company has an Audit Committee, Executive Committee, Executive Compensation Committee, and a Nominating Committee.

     The Audit Committee meets with the Company's independent accountants to review whether satisfactory accounting procedures are being followed by the Company and whether internal accounting controls are adequate, to inform itself with regard to non-audit services performed by the independent accountants, and to review fees charged by the independent accountants. The Audit Committee also recommends to the Board of Directors the selection of independent accountants. The directors designated in note (1) on the previous page are members of the Audit Committee, which met on three occasions during 1996.

     The Executive Committee functions in the interval between meetings of the Board of Directors to approve matters requiring formal action by or on behalf of the Board of Directors, which actions are thereafter reported to the entire Board for ratification. The Executive Committee also possesses the authority to exercise all of the powers of the Board of Directors in the interval between meetings, except as limited by law. The directors designated in note (2) on page 5 are members of the Executive Committee, which approved one matter by unanimous written consent in lieu of a meeting during 1996.

     As described in the report of the Executive Compensation Committee, the Executive Compensation Committee establishes the compensation for certain executive officers of the Company and generally reviews benefits and compensation for all officers and employees. It also administers the Company's stock incentive and stock purchase plans and the Company's Executive Incentive Compensation Plan. The directors designated in note (3) on page 5 are members of the Executive Compensation Committee which met eight times during 1996.

     The Nominating Committee advises the Board of Directors with respect to the selection and nomination of individuals to serve as directors of the Company. The directors designated in note (5) on page 5 are members of the Nominating Committee which met on one occasion in 1996. Nominations for director which are presented to the Nominating Committee by stockholders are considered in light of the needs of the Company, as well as the nominee's individual knowledge, experience, and background.


Compensation Committee Interlocks and Insider Participation

     During 1996, Philip C. Walsh (Chairman), James E. Halbkat, Jr., Richard L. Menschel, John W. Rosenblum, Robert L. Strickland, and Anne Marie Whittemore served as members of the Executive Compensation Committee. None of these directors are officers or employees of the Company. No executive officer of the Company is a director or executive officer of any other corporation that has a director or executive officer who is also a director of the Company or board committee member.

     Mr. Menschel is a limited partner of The Goldman Sachs Group, L.P., an investment banking firm. During 1996, Goldman, Sachs & Co. performed services for the Company, including securities brokerage services. Mr. Menschel did not share in any payment for these services.


                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

     Summary Compensation Table. The following table sets forth certain information concerning the compensation for the last three completed fiscal years of the chief executive officer and the four executive officers of the Company who, in addition to the chief executive officer, received the highest compensation during 1996.

                           SUMMARY COMPENSATION TABLE


                                                              Long-Term           All Other
                             Annual Compensation (1)     Compensation Awards    Compensation(4)
                             -----------------------     -------------------    ---------------

Name and                                                 Securities Underlying
Principal Position     Year     Salary       Bonus (2)   Options Granted (#)(3)
------------------     ----     ------       ---------   ----------------------

George J. Collins      1996     $325,000    $1,500,000         -0-                $24,000
President, Chief Exec- 1995      325,000     1,300,000         -0-                 24,000
utive Officer and      1994      325,000     1,250,000         -0-                 22,500
Managing Director

James S. Riepe         1996      275,000     1,500,000         -0-                 22,500
Managing Director      1995      275,000     1,300,000        200,000              22,500
                       1994      275,000     1,250,000         -0-                 22,500

George A. Roche        1996      275,000     1,500,000         -0-                 24,000
Chief Financial Offic- 1995      275,000     1,300,000        200,000              24,000
er and Managing        1994      275,000     1,250,000         -0-                 22,500
Director

M. David Testa         1996      275,000     1,500,000         -0-                 26,625
Managing Director      1995      275,000     1,300,000         -0-                 26,625
                       1994      275,000     1,250,000        600,000              26,625

James A.C. Kennedy     1996      250,000     1,200,000         50,000              26,625
Managing Director      1995      250,000     900,000           50,000              26,625
                       1994      237,500     700,000           34,000              26,438


(1) No officer named in the Summary Compensation Table received any perquisites and other personal benefits, securities or property, the aggregate amount of which exceeded the lesser of either $50,000 or 10% of the total annual salary and bonus reported for 1996 in the Summary Compensation Table.

(2) Bonuses for 1996 and 1995 were paid pursuant to the Company's Executive Incentive Compensation Plan. For 1994, bonuses were determined by the Executive Compensation Committee based upon individual, group and corporate performance. Bonuses vary significantly from year to year and among eligible employees. See "Report of the Executive Compensation Committee."

(3) The number of shares subject to options have been adjusted in accordance with the terms of the options for the two-for-one stock split effective at the close of business on April 30, 1996.

(4) Included in other compensation is a $22,500 contribution for each of 1996, 1995 and 1994 for each of the named individuals to the Company's tax-qualified profit sharing plan, which provides retirement benefits based on the investment performance of each participant's account under the plan. Also includes $1,500 in directors fees paid by a wholly owned subsidiary of the Company to each of Mr. Collins and Mr. Roche in 1996 and 1995; $4,125 in employer matching contributions under the Company's 1986 Employee Stock Purchase Plan for Mr. Testa for each of 1996, 1995 and 1994; and $4,125, $4,125, and $3,938 in employer matching contributions under the Company's 1986 Employee Stock Purchase Plan for Mr. Kennedy for 1996, 1995 and 1994, respectively.

     Option Grants Table. The following table sets forth certain information relating to options granted to purchase shares of Common Stock of the Company. Options generally become exercisable on the first through fifth anniversaries of the date of grant, with the exception of the 1994 option award to Mr. Testa and the 1995 option awards to Mr. Roche and Mr. Riepe, which become exercisable on the third through fifth anniversaries of the date of grant. In December 1995, the Executive Compensation Committee (the "Committee") adopted amendments to all existing option agreements under the Company's 1986, 1990 and 1993 Stock Incentive Plans providing that such options and any options granted in the future to current option holders will become exercisable in full for a period of one year following certain specified changes in control of the Company or approval by the Board of Directors of certain transactions leading to changes in control, subject to the ability of the Committee to rescind such acceleration of exercisability for a specified period following any triggering event. In addition, the Company's stock option plans provide the Committee with broad discretion to accelerate the exercisability of options.


                        OPTION GRANTS IN LAST FISCAL YEAR

                                Individual Grants


                  Number of   Percent of                                   Potential Realizable Value at As-
                 Securities   Total Options                                  sumed Annual Rates of Stock Price
                 Underlying   Granted to      Exercise or                     Appreciation for Option Term (2)
                   Options    Employees in    Base Price       Expiration
Name             Granted (#)   Fiscal Year     (Per Share)(1)     Date                5%         10%
----            -----------   -----------     --------------     ----                --         ---


George J. Collins      0            0%          N/A              N/A                 $0          $0

James S. Riepe         0            0%          N/A              N/A                  0           0

George A. Roche        0            0%          N/A              N/A                  0           0

M. David Testa         0            0%          N/A              N/A                  0           0

James A.C. Kennedy  50,000       2.65%        $36.00        11/17/06          1,132,000   2,868,500



(1)  Options were granted at 100% of fair market value on the date of grant.

(2) The dollar amounts set forth under these columns are the result of calculations of assumed annual rates of stock price appreciation from November 18, 1996 (the date of grant of the 1996 option awards) to November 17, 2006 (the date of expiration of such options) of 5% and 10%, the assumed rates required under the rules of the Securities and Exchange Commission. Based on these assumed annual rates of stock price appreciation of 5% and 10%, the Company's stock price at November 17, 2006 is projected to be $58.64 and $93.37, respectively. These assumptions are not intended to forecast future appreciation of the Company's stock price. Indeed, the Company's stock price may increase or decrease in value over the time period set forth above. The potential realizable value computation does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock.

        Aggregated Option Exercises and Fiscal Year-End Option Values Table. The following table sets forth certain information concerning the exercise of stock options, the number of unexercised options and the value of unexercised options at the end of 1996 for the executive officers whose compensation is reported in the Summary Compensation Table. Value is considered to be, in the case of exercised options, the difference between the exercise price and the market price on the date of exercise, and, in the case of unexercised options, the difference between the exercise price and market price on December 31, 1996.



                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR END OPTION VALUES


                                                     Number of Secur-
                                                     ities Underlying       Value of Unexercised
                                                   Unexercised Options      "In-the-Money" Options
                                                  at December 31, 1996      at December 31, 1996
                 Shares Acquired         Value          (Exercisable/       (Exercisable/
Name            Upon Exercise (1)     Realized      Unexercisable) (1)      Unexercisable) (2)


George J. Collins               0           $0          141,200/32,800          $4,958,825/$988,050

James S. Riepe              8,000      294,000         106,400/233,600          3,490,150/4,509,100

George A. Roche            11,200      352,400          82,800/233,600          2,666,950/4,509,100

M. David Testa              8,300      298,800          89,300/633,600         2,891,650/17,459,100

James A.C. Kennedy         16,000      344,500         201,912/130,000          7,037,898/2,233,550




(1) All share and per share figures have been adjusted in accordance with the terms of the options for the two-for-one stock split effective at the close of business on April 30, 1996.

(2) An "In-the-Money" option is an option for which the option price of the underlying stock is less than the market price at December 31, 1996, and all of the value shown reflects stock price appreciation since the granting of the option. The closing market price of the Common Stock was $43.50 per share on December 31, 1996.

     Compensation of Directors. Directors who are also officers do not receive directors' fees. Each independent director received a $50,000 retainer for 1996 services as a director and board committee member.

     Pursuant to the 1995 Directors Stock Option Plan approved by stockholders on April 6, 1995, each of Messrs. Halbkat, Menschel, Rosenblum, Strickland and Walsh and Mrs. Whittemore received options to purchase 4,000 shares of Common Stock at $28.50 per share (the last reported sale price on April 25, 1996; the number of options and price has been adjusted to reflect the two-for-one stock split effective at the close of business on April 30, 1996).


Report of the Executive Compensation Committee

     The Executive Compensation Committee of the Board of Directors (the "Committee"), composed during 1996 of all of the Company's independent directors, is responsible to the Board and by extension to the stockholders for:
(i) determination of the compensation of the chief executive officer and the other managing directors who are also members of the Company's Management Committee (collectively, the "Senior Executive Officers") as well as any other officers who are also members of the Company's Board of Directors; (ii) administration of the Company's Executive Incentive Compensation Plan (the "Incentive Plan"); (iii) administration of the Company's stock incentive plans; and (iv) review and approval of the compensation policies and general levels of compensation for the Company's remaining managing directors and other key employees, for whom individual compensation decisions are made by a management-level compensation committee.

     The Committee has acknowledged since its inception that the investment management and securities industries are highly competitive and that experienced professionals have significant career mobility. Its members believe that the ability to attract, retain, and provide appropriate incentives for the highest quality professional personnel is essential to retain the Company's competitive position in the mutual fund and investment management industry, and thereby provide for the long-term success of the Company.

     The Committee believes that competitive levels of cash compensation, together with equity incentive programs that are consistent with stockholder interests, are necessary for the motivation and retention of the Company's professional personnel. The Company's compensation programs are keyed to achievement, as determined by the Committee, of short- and long-term performance goals.

     During 1996, base salaries for each of the individuals named in the table on page __ (the "Named Officers") were unchanged from the prior year. Consistent with compensation practices generally applied in the investment management and other financial services industries with which the Company competes for talent, base salaries for the Named Officers are intended to form a relatively low percentage (substantially below 50%) of total cash compensation with the major portion of cash compensation intended to be derived from payments made under the Incentive Plan, provided, of course, that the performance goals established under the Incentive Plan are met.

     The Incentive Plan, recommended by the Board of Directors and approved by stockholders in 1995, establishes a pool (the "Incentive Pool") which relates incentives to the Company's Income before Income Taxes and Minority Interests for that year ("Adjusted Earnings"), subject to a requirement that a threshold ratio of net income to average stockholders' equity (the "Threshold ROE") is attained. The Incentive Pool, subject to reduction based on the Threshold ROE target, is computed as follows: (1) for Adjusted Earnings up to $25 million, 5% of Adjusted Earnings; (2) for Adjusted Earnings above $25 million to $50 million, an additional 7% of Adjusted Earnings; and (3) for Adjusted Earnings above $50 million, an additional 8% of Adjusted Earnings. Thus, the Incentive Plan establishes a maximum cumulative Incentive Pool of $3,000,000 plus 8% of Adjusted Earnings over $50 million. For purposes of the Incentive Plan, Threshold ROE for the year is the ratio of annual net income (excluding the effect of extraordinary items under generally accepted accounting principles) to average stockholders' equity for the year. The Threshold ROE that must be attained to permit the maximum cumulative Incentive Pool to be payable under the Incentive Plan is 20%. If the Company's Threshold ROE is less than 20% but at least 10%, for each full percentage point shortfall the maximum cumulative Incentive Pool is reduced by five percentage points. If the Company's Threshold ROE falls below 10%, there shall be no Incentive Pool, and no bonus payment will be made from the Incentive Pool for that fiscal year.

     As contemplated by the Incentive Plan, the Committee at the outset of 1996 designated six executive officers (the chief executive officer, the three other Senior Executive Officers, and two other managing directors) as eligible to participate in the Plan for 1996. The Committee also determined that each particular participant would be eligible to receive a specified maximum percentage of the available Incentive Pool, which percentages varied among the participants. In accordance with the Incentive Plan, the Committee reviewed the requirements established by the Plan for determining incentive awards and also determined and certified that each of the Plan's performance goals had been satisfied before it approved and permitted payment of bonuses pursuant to the Plan. Hence, the Committee expects that all payments pursuant to the Incentive Plan will be deductible in accordance with Section 162(m) of the Internal Revenue Code of 1986, as amended, and all other compensation payable to the Named Executive Officers for 1996 performance similarly will be deductible.

     The Committee determined to award each of the Senior Executive Officers incentive compensation in an amount less than the maximum amount that would be permitted to be paid under the Incentive Plan for 1996. In making its determinations, the Committee noted that the Company had achieved record revenues, earnings, and earnings per share and had attained a return on equity substantially in excess of the Threshold ROE. The Committee also gave consideration to a series of specific, qualitative performance factors that it believed reflected the Senior Executive and Named Officers' performance but were not capable of precise measurement, including relative investment performance, marketing effectiveness, management of corporate assets, expense control, and corporate infrastructure development. The Committee determined that the Senior Executive and Named Officers each had demonstrated superior long-term management performance in these areas. In making its decision to award payments under the Incentive Plan that are less than the maximum amounts permitted, the Committee took into consideration the Company's historical compensation policies as well as financial industry compensation trends. The Committee also noted, as it has done in the past, that it could determine to award payment of a greater portion or all of the incentive pool in a year when the Company's financial performance might not be as strong as it has been in 1996 and recent years in order to maintain a competitive compensation structure and thus retain key personnel.

     In establishing the compensation of the Named Officers, the Committee took into account the fact that the four Senior Executive Officers during 1996 had broad Company-wide management responsibilities as well as line operating responsibilities. Each of these individuals has been a member of the Company's Management Committee since 1984. A larger base salary for Mr. Collins reflected the additional responsibilities inherent in his position as Chief Executive Officer. The four Senior Executive Officers were viewed as making generally equivalent Company-wide contributions to 1996 performance. In the case of Mr. Kennedy, the Committee took into consideration Mr. Kennedy's contribution as head of the Company's Equity Research Division to the Company's strong domestic equity investment performance and growth in assets under management during 1996. The Committee noted that many investment professionals, including certain senior portfolio managers who were not designated as participants in the Plan for 1996 and are compensated under other incentive compensation programs and arrangements, also were significant contributors to this performance.

     In 1996, the Committee determined not to make stock option awards to any of the Senior Executive Officers, in part so that the 1996 stock option awards could be directed to a broad number of officers and employees as a means of further aligning their interests with those of the Company's stockholders and increasing the potential ownership of active employees and managers. Consistent with this objective, Mr. Kennedy received an option to purchase 50,000 shares of Common Stock at an exercise price of $36.00 per share.

     The Committee has compared the Company's compensation levels to relevant publicly available data for the investment management, securities, and other financial service industries and has found the Company's compensation levels to be competitive. Certain of these companies are included in the CRSP Total Return

Index for Nasdaq Financial Stocks shown in the Stock Performance Chart which follows. The Company believes it competes for executive talent with a large number of investment management, securities, and other financial services companies, some of which are privately owned and others of which have significantly larger market capitalization than the Company. The practice of the Company and the Committee is to review available compensation data from a large universe of financial services companies. The Committee receives the assistance of an independent compensation consulting firm in comparing executive compensation and policies of the Company with those of other public companies, including companies which compete with the Company for talent. The Committee's goal is to maintain compensation programs which are competitive within the financial services industry.

     The Executive Compensation Committee believes that 1996 compensation levels disclosed in this proxy statement are reasonable and appropriate in light of the Company's strong performance.

                                           Philip C. Walsh, Chairman
                                           James E. Halbkat, Jr.
                                           Richard L. Menschel
                                           John W. Rosenblum
                                           Robert L. Strickland
                                           Anne Marie Whittemore


                             STOCK PERFORMANCE CHART

     As part of the proxy statement disclosure requirements mandated by the Securities and Exchange Commission, the Company is required to provide a five-year comparison of the cumulative total stockholder return on its Common Stock with that of a broad equity market index and either a published industry index or a Company-constructed peer group index.

     The following chart compares the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock during the five years ended December 31, 1996 with the cumulative total return on the CRSP Total Return Index for the Nasdaq Stock Market (US Companies), the CRSP Total Return Index for Nasdaq Financial Stocks, the S&P 500 Index, and the S&P Mid-Cap Index. The comparison assumes $100 was invested on December 31, 1991 in the Company's Common Stock and in each of the foregoing indices and that all dividends were reinvested.

     There can be no assurance as to future trends in the cumulative total return of the Company's Common Stock or of the following indices. The Company does not make or endorse any predictions as to future stock performance.

INSERT LINEGRAPH - GRAPH PLOT POINTS

--------------------------------------------------------------------------------
                           1991    1992    1993     1994     1995     1996
--------------------------------------------------------------------------------
T. Rowe Price
Associates, Inc.           $100    $103    $134     $141     $235     $421

CRSP Total Return Index
for the Nasdaq Stock        100     116     134      131      185      227
Market (US Companies) (1)

CRSP Total Return Index
for Nasdaq Financial        100     143     166      167      243      311
Stocks (1)

S&P 500 Index (2)           100     108     118      120      165      203

S&P Mid-Cap Index (3)       100     112     128      123      161      192




(1) The CRSP Total Return Index for the Nasdaq Stock Market (US Companies) is an index comprising all domestic common shares traded on the Nasdaq National Market(R) and the Nasdaq SmallCap Marketsm. The CRSP Total Return Index for Nasdaq Financial Stocks is an index comprising all financial company American Depository Receipts, domestic common shares and foreign common shares traded on the Nasdaq National Market(R) and the Nasdaq SmallCap Marketsm, and represents SIC Codes 60 through 67. The Company will provide the names of companies included in this index upon the written request of any stockholder. Such request should be directed to the secretary of the Company. These indices were prepared for Nasdaq by the Center for Research in Securities Prices ("CRSP") at the University of Chicago and distributed to Nasdaq-listed companies to assist them in complying with proxy rule disclosure requirements. The Company has not independently verified the computation of these total return indices.

(2)  Total  return  performance  for the S&P 500 Index  provided  by  Standard &
     Poor's.

(3) Total return performance for the S&P Mid-Cap Index provided by Standard & Poor's.


                 CERTAIN OWNERSHIP OF THE COMPANY'S COMMON STOCK

     The Company has no knowledge at this time of any individual or entity owning, beneficially or otherwise, 5% or more of the outstanding Common Stock of the Company.


                      SELECTION OF INDEPENDENT ACCOUNTANTS

     The  Board  of  Directors,  pursuant  to the  recommendation  of its  Audit
Committee, has selected Price Waterhouse LLP, independent accountants, to examine the financial statements of the Company for the 1997 fiscal year. This firm has served as independent accountants of the Company since 1985. A partner of the firm will be present at the annual meeting and available to respond to appropriate questions, and will have an opportunity to make a statement if he desires to do so.

     In 1996, Price Waterhouse performed various professional services for the Company, including completion of the examination of financial statements of the Company for 1995, preliminary work on the examination for 1996, and preparation of corporate tax returns. Price Waterhouse also examines the financial statements of approximately 46% of the Price Funds as well as other sponsored investment products.

     The Audit Committee of the Board of Directors of the Company approved the audit services provided by Price Waterhouse and the related fees and took into consideration the non-audit services provided by Price Waterhouse. The Committee considered the possible effect of these non-audit services on the independence of Price Waterhouse and concluded that there was no material effect upon the firm's independence.


                              STOCKHOLDER PROPOSALS

     Stockholder proposals intended to be presented at the 1998 annual meeting must be received by the Company for inclusion in the Company's proxy statement and proxy relating to that meeting by November 7, 1997.


                                  OTHER MATTERS

     The Board of Directors of the Company knows of no other matters to be presented for action at the meeting other than those mentioned above. However, if any other matters properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote on such other matters in accordance with their judgment of the best interests of the Company.

                          T. ROWE PRICE ASSOCIATES INC.

          Revocable Proxy Solicited on Behalf of the Board of Directors


     THE UNDERSIGNED STOCKHOLDER of T. Rowe Price Associates, Inc. hereby appoints James S. Riepe, George A. Roche and M. David Testa the lawful attorneys and proxies of the undersigned with full power of substitution to vote, as designated on the reverse side, all shares of Common Stock of the Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on Thursday, April 17, 1997, at 10:00 a.m., at the Renaissance Harborplace Hotel, 202 East Pratt Street, Baltimore, Maryland 21202, and at any and all adjournments and postponements thereof with respect to the matters set forth on the reverse side and described in the Notice of Annual Meeting and Proxy Statement dated March 7, 1997, receipt of which is hereby acknowledged.

     This Proxy, when properly completed and returned, will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" THE NOMINEES LISTED ON THE REVERSE SIDE AND, IN THE DISCRETION OF THE PROXY HOLDER, ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND AT ANY ADJOURNMENTS AND POSTPONEMENTS THEREOF.

           (continued and to be dated and signed on the reverse side)

                          (continued from reverse side)

      (1)     ELECTION OF DIRECTORS

              [ ] FOR the election of all nominees listed below

              [ ] WITHHOLD authority to vote for all nominees listed below

              [ ] EXCEPTIONS (To withhold  authority for any individual nominee listed below, mark the "Exceptions" box and strike a line through that nominee's name.)

                  Nominees: George J. Collins, James E. Halbkat, Jr., Henry H. Hopkins, James A.C. Kennedy, John H. Laporte, Richard L. Menschel, William T. Reynolds, James S. Riepe, George A. Roche, Brian C. Rogers, John W. Rosenblum, Robert L. Strickland, M. David Testa, Philip C. Walsh and Anne Marie Whittemore

          (2) IN THEIR DISCRETION, the proxies are authorized to vote upon such other business as may properly come before the meeting and at any adjournments and postponements thereof.

                                        Please  date  and sign  exactly  as your
                                        name  appears to the left.  When signing
                                        as  a   fiduciary,   representative   or
                                        corporate officer, give full title as such. If you receive more than one proxy card, please sign and return all cards received.

                                        Dated:_________________________________



                                        _______________________________________
                                                         Signature


                                        _______________________________________
                                                 Signature if held jointly


                                    PLEASE PROMPTLY SIGN, DATE, AND RETURN THE
                                    PROXY CARD IN THE ENCLOSED ENVELOPE.

                                      LOGO


                         T. ROWE PRICE ASSOCIATES, INC.

                         ANNUAL MEETING OF STOCKHOLDERS
                                 April 17, 1997
                          Renaissance Harborplace Hotel
                               202 E. Pratt Street
                            Baltimore, Maryland 21202


          100 E. PRATT STREET IS LOCATED ACROSS FROM BALTIMORE'S INNER HARBOR. IT IS BOUNDED ON THE NORTH BY LOMBARD STREET, ON THE WEST BY LIGHT STREET, AND ON THE EAST BY CALVERT STREET. PARKING IS AVAILABLE IN THE HOTEL'S UNDERGROUND GARAGE. (The Corporation will provide a voucher for one hour of free parking for non-employee stockholders who attend the annual meeting.)

DIRECTIONS
----------

From the south: Take I-95 north to I-395 (downtown) directly into Baltimore City. Turn right on Pratt Street and then left on Calvert Street. The hotel parking garage entrance is on the right side of Calvert Street approximately 50 feet before the next traffic light at Lombard Street.

From the north: Take I-83 (Jones Falls Expressway) directly into Baltimore City. Turn right on Lombard Street. Proceed for approximately 2/3 mile and then turn left on South Street and right into the hotel's parking garage.

From the west: Take Route 40 (Baltimore National Pike) east directly into Baltimore City (Edmondson Avenue to Mulberry Street). Turn right on Martin Luther King Boulevard. Proceed south for approximately 1/2 mile and then turn left (east) on Pratt Street. Proceed east on Pratt Street for approximately 7/8 mile and then left on Calvert Street. Refer to "From the south" directions for the location of the hotel's parking garage.

From the east: Take I-95 south through the Inner Harbor Tunnel. Exit at I-395 (downtown) directly into Baltimore City. Turn right on Pratt Street and then left on Calvert Street. Refer to "From the south" directions for the location of the hotel's parking garage.